Exhibit 99

For Immediate Release

Contacts:	Randall H. Morgan
Chief Financial Officer
Crown Andersen Inc.
306 Dividend Drive
Peachtree City, Georgia 30269

Crown Andersen Inc. Receives Nasdaq

Marketplace Rule 4310(c)(14) Letter

PEACHTREE CITY, GEORGIA – January 21, 2004—Crown Andersen Inc. (Nasdaq: CRAN) today announced, in conformance with Nasdaq’s Marketplace Rule 4815(b), that it has received a letter from Nasdaq indicating that Crown Andersen failed to timely file its Form 10-QSB for the quarterly period ended December 31, 2003 as required by Nasdaq Marketplace Rule 4310(c)(14).

As noted in Crown Andersen’s Form 12b-25 filings with the SEC on December 30, 2003 and February 17, 2004, the company discovered information during its routine audit that caused it restate its financial statements for the year ended September 30, 2002. Crown Andersen filed amended annual and quarterly reports for the year ended September 30, 2002 and the subsequent quarters on January 7, 2004. Due to the effort involved in the restatement, the company has not been able to prepare and file its annual report on Form 10-KSB and quarterly report on Form 10-QSB within the prescribed time limits. Crown Andersen is currently preparing these reports and seeks to complete this process as quickly as possible. The company will file its SEC reports promptly upon their completion.

Crown Andersen has requested a hearing before a Nasdaq Listing Qualifications Panel (“Panel”) to review the Staff Determination. There can be no assurance, however, that the Panel will grant the company’s request for continued listing. Should the Panel deny continued listing, the company expects its common stock to trade in the Pink Sheets.

About Crown Andersen

Crown Andersen Inc., through its subsidiaries, designs, manufactures, sells and installs a wide range of industrial air pollution control and air handling systems, product recovery equipment, and a complete line of medical, chemical and industrial waste treatment equipment and systems.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Crown Andersen cautions readers that results and events subject to forward-looking statements could differ materially from those in the forward-looking statements.

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